Exhibit 2.1

STOCK PURCHASE AGREEMENT

AMONG

PINSTRIPESNYC, INC.

ARNA GLOBAL LLC

AND

MAXIM KELYFOS, LLC

DATED AS OF DECEMBER 8, 2015

i

TABLE OF CONTENTS
(continued)

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 8th day of December 2015 by and between PinstripesNYC, Inc., a Delaware corporation (the “Company”), and ARNA GLOBAL LLC, a Delaware limited liability company (the “Purchaser”) and Maxim Kelyfos, LLC (“Maxim”).

The parties hereby agree as follows:

1.                Purchase and Sale of Common Stock.

1.1       Sale and Issuance of Common Stock.

(a)           Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to Purchaser at the Closing 71,428,570 shares of Common Stock, $0.0001 par value per share (the “Common Stock”), for an aggregate purchase price of $95,500.00 USD.  The shares of Common Stock issued to the Purchaser pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

1.2       Closing; Delivery.

(a)           The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, on December 8, 2015, or at such other time and place as the Company and the Purchaser mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

(b)           At the Closing, the Company shall deliver to the Purchaser the following:

(i)            a certificate representing the Shares against payment of the purchase price therefor by check payable to the Company or wire transfer to a bank account designated by the Company;

(ii)           the resignation of all of the officers and directors of the Company effective as of immediately after the Closing; and

(iii)          a certificate by an officer of the Company as referenced in Section 4.4 below.

1.3       Defined Terms Used in this Agreement.  In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)           “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)           “Code” means the Internal Revenue Code of 1986, as amended.

(c)           “Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in to and under any of the foregoing, and any and all such cases that are owned, used by or necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(d)           “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

(e)           “Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge after reasonable investigation of any officer, director or employee of the Company.

(f)           “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company.

(g)           “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

2.                Representations and Warranties of the Company.  The Company hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit A to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing, except as otherwise indicated.  The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1       Organization, Good Standing, Corporate Power and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2       Capitalization.

(a)           The authorized capital of the Company consists, immediately prior to the Closing, of:

(i)           100,000,000 shares of Common Stock, 5,376,344 shares of which are issued and outstanding immediately prior to the Closing.  All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.  The Company holds no Common Stock in its treasury.

(ii)          10,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), none of which are issued and outstanding immediately prior to the Closing.  The Company holds no Preferred Stock in its treasury.

(b)           Subsection 2.2(b) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock.

2.3       Subsidiaries.  The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.  The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4       Authorization.  All corporate action required to be taken by the Company’s Board of Directors in order to authorize the Company to enter into this Agreement, and to issue the Shares at the Closing has been taken or will be taken prior to the Closing.  No action of the holders of the Company’s equity interests is required to authorize the transactions contemplated by this Agreement. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing.  This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5       Valid Issuance of Shares.  The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser.  Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.  The offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of applicable state and federal securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

2.6       Governmental Consents and Filings.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement.

2.7       Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened against the Company or any officer or director of the Company relating to their service as an officer or director of the Company.  Neither the Company nor, to the Company’s knowledge, any of its officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, relating to their service as an officer or director of the Company).  There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.

2.8       Intellectual Property.  The Company owns no Company Intellectual Property. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.  Other than with respect to commercially available software products under standard end-user object code license agreements, the Company is not bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.  The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.  The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

2.9       Compliance with Other Instruments.  The Company is not in violation or default (i) of any provisions of its Certificate of Incorporation or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or, (v) to the Company’s knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any permit or license applicable to the Company.  The Company, to its Knowledge, is presently and at all times since inception has been in all material respects in compliance with all federal, state and local laws, all foreign laws, and all ordinances, regulations and orders application to its business.

2.10      Agreements; Actions.

(a)           Except for this Agreement, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $5,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) indemnification by the Company, (iv) the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), (v) a joint venture, partnership or similar arrangement, or (vi) collective bargaining.  Except for this Agreement, the Company is not party or by which it is bound any agreements, understandings, instruments, contracts or proposed transactions with (i) any employee, independent contractor, union or labor organization, or (ii) a Governmental Authority.

(b)           The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities that are still outstanding, (iii) made any loans or advances to any Person that have not been repaid or forgiven, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights.

(c)           The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

2.11     Certain Transactions.

(a)           There are no agreements, understandings or proposed transactions between the Company and any of its officers or directors or any Affiliate thereof.

(b)           The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing.

2.12      Property.  The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent.  With respect to the property and assets it leases, the Company is in compliance with such leases and, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.  The Company does not own any real property.

2.13      Assets and Liabilities.

(a)           The Company has no liability or obligation, absolute or contingent (individually or in the aggregate), except for those listed on Subsection 2.13(a) of the Disclosure Schedules.

(b)           The Company does not own or lease any assets or properties, except for those listed on Subsection 2.13(b) of the Disclosure Schedules.

2.14     Employee Matters.

(a)           Except as set forth in Subsection 2.14(a) of the Disclosure Schedule, as of the date hereof, the Company has no employees, consultants or independent contractors.

(b)           The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining.  The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(c)           The employment of each employee of the Company is terminable at the will of the Company.  Except as required by law, upon termination of the employment of any such employees, no severance or other payments will become due.  The Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d)           The Company does not maintain, establish or sponsor any employee benefit plans, nor participate in or contribute to any such plan, which is subject to the Employee Retirement Income Security Act of 1974, as amended.

(e)           The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company.  There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, nor is the Company aware of any labor organization activity involving its employees.

2.15     Tax Returns and Payments.  There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid.  There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed.  There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency.  The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.16     Corporate Documents.  The Certificate of Incorporation and Bylaws of the Company are in the form provided to the Purchaser.  The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

2.17     Environmental and Safety Laws.  Except as could not reasonably be expected to be material (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.

For purposes of this Section 2, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.18     Disclosure.  The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser has requested for deciding whether to acquire the Shares.  No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchaser at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.                Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Company that the following representations are true and complete as of the date of the Closing, except as otherwise indicated.

3.1       Organization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2       Authorization.  The Purchaser has full power and authority to enter into this Agreement.  All action on the part of the members of the Purchaser necessary for the execution and delivery of this Agreement, the performance of all obligations of the Purchaser under this Agreement to be performed as of the Closing, and the payment for the Shares has been taken or will be taken prior to the Closing.  This Agreement, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3       Purchase Entirely for Own Account.  The Purchaser acknowledges that this Agreement is made with the Company in reliance upon Purchaser’s representation to the Company that the Shares will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Shares.

3.4       Governmental Consents and Filings.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

3.5       Compliance with Other Instruments.  The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated by this Agreement will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under (i) any provisions of its organizational documents, (ii) any instrument, judgment, order, writ or decree, (iii) any note, indenture or mortgage, (iv) any agreement to which it is a party or by which it is bound, or (v) to the Purchaser’s knowledge, any provision of federal or state statute, rule or regulation applicable to the Purchaser.

3.6       Disclosure of Information; No General Solicitation.

(a)           The Purchaser acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Shares.  The Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the Shares.

(b)           The Shares were not offered to the Purchaser through, and the Purchaser is not aware of, any form of general solicitation or general advertising, including, without limitation, (i) any advertisement, articles, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

3.7       Investment Experience.  The Purchaser is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.  The Purchaser also represents that it has not been organized solely for the purpose of acquiring the Shares.

3.8       Accredited Investor.  The Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission, as presently in effect.

4.                Conditions to the Purchaser’s Obligations at Closing.  The obligations of the Purchaser to purchase Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1       Representations and Warranties.  The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of the Closing.

4.2       Performance.  The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

4.3       Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

4.4       Officer’s Certificate.  The Secretary or other officer of the Company shall have delivered to the Purchaser at the Closing a certificate certifying (i) the resolutions of the Board of Directors of the Company approving this Agreement and the transactions contemplated under this Agreement, (ii) the Bylaws of the Company, and (iii) the Certificate of Incorporation of the Company.

4.5       Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.  Such documents may include good standing certificates.

5.                Conditions of the Company’s Obligations at Closing.  The obligations of the Company to sell Shares to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1       Representations and Warranties.  The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all respects as of the Closing.

5.2       Performance.  The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3       Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

6.                Bank Accounts.  Immediately following the Closing, Maxim shall take all actions necessary to provide evidence reasonably satisfactory to Purchaser that (A) Deepak Sharma shall be authorized to draw on and have access to all bank accounts of the Company immediately after the Closing, and (B) all Persons authorized to draw on or have access to any banking accounts of the Company as of the Closing (other than Deepak Sharma) shall not possess such authorization or access from and after the Closing.

7.                Miscellaneous.

7.1       Survival of Warranties.  Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

7.2       Guarantee.  Maxim hereby absolutely, irrevocably, and unconditionally guarantee (as primary obligor and not merely a surety) the liabilities and obligations of the Company under this Agreement.  Maxim shall not be entitled to, and hereby waive any abatement, deferment, suspension, reduction, or setoff, in respect of such liabilities and obligations.  Further, Maxim waive any right to require that any action be brought against the Company or any other Person or to require that resort be had to any security.  Accordingly, Purchaser may, at its option, proceed against Maxim in the first instance with regard to the Company’s liabilities and obligations hereunder without first proceeding against the Company or any other Person and without first resorting to any security held by anyone as collateral to any other remedies at any same or different times, as it may deem advisable.

7.3       Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4       Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

7.5       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.6       Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.7       Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the following addresses:

If notice is given to the Company:

c/o Maxim Group LLC
405 Lexington Avenue
New York, NY 10174
Attention: Clifford Teller

With a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention: Barry I. Grossman, Esq.
Facsimile: 212-370-7889

If notice is given to the Purchaser:

ARNA GLOBAL LLC
514 Lothian Way
Abingdon, MD 21009
Attention: Deepak Sharma

With a copy (which shall not constitute notice) to:

Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, NY 14604
Attention: Alexander R. McClean, Esq.
Facsimile: 585-232-2152

7.8       No Finder’s Fees.  Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.  The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible.  The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.9       Attorneys’ Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.10     Amendments and Waivers.  This Agreement or any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Purchaser.  Any amendment or waiver effected in accordance with this Subsection 7.10 shall be binding upon the Purchaser and each transferee of the Shares, each future holder of all such securities, and the Company.

7.11     Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.12     Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.13     Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

7.14     WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.  EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

COMPANY:

PINSTRIPESNYC, INC.

By:	/s/ Clifford Teller
Name:	Clifford Teller
Title:	President

PURCHASER:

ARNA GLOBAL LLC

By:	/s/ Deepak Sharma
Name:	Deepak Sharma
Title:	Sole Member

MAXIM KELYFOS, LLC

By:	/s/ Timothy Murphy
Name:	Timothy Murphy
Title:	CFO

Signature Page to Stock Purchase Agreement

EXHIBIT A

DISCLOSURE SCHEDULES

2.2(b)	[Capitalization] - 76,804,914 shares of common stock

2.13(a)	[Liabilities and Obligations] - None

2.13(b)	[Assets Owned or Leased] - None

2.14(a)	[Employees] - Clifford Teller and Timothy Murphy have the titles of President and Secretary, respectively, but are not deemed employees of the Company.